Exhibit 99.1

FOR IMMEDIATE RELEASE

PATRIOT FINANCIAL PARTNERS, L.P. INVESTS IN MIDLAND STATES BANCORP, INC. COMMON STOCK THROUGH OPEN-MARKET PURCHASES

Effingham, IL, February 3, 2026 – Midland States Bancorp, Inc. (Nasdaq: MSBI) (the “Company”) announced today that Patriot Financial Partners, L.P. (“Patriot”) acquired a position in the Company’s common stock through open-market purchases. The Company has agreed to add James F. Deutsch to its Board of Directors effective February 3, 2026. Mr. Deutsch has also been appointed to the Board of Midland States Bank, the Company’s wholly-owned bank subsidiary.

Mr. Deutsch currently serves as a partner of Patriot, a private equity fund specializing in investments in the financial services industry and current shareholder of the Company. Prior to joining Patriot, Mr. Deutsch served as President, Chief Executive Officer and Founder of Team Capital Bank, a Pennsylvania-based community bank. Before Team Capital, he spent over 25 years in various management positions in commercial banking, investment banking, and corporate finance.

Jeffrey C. Smith, Chairman of the Company and Midland States Bank, said “We are pleased to welcome Jim to our board and to announce Patriot’s investment in our Company. Jim serves on Patriot’s Investment Committee and brings a wealth of experience in the banking industry, making him well suited to contribute to our Board.”

“Partnering with sophisticated investors who share our values and drive for shareholder return is a priority for our team,” said Jeffrey G. Ludwig, President and Chief Executive Officer of the Company. “We are excited to work with Patriot as we expand our franchise. Patriot is one of the most reputable investors in the industry and a strong cultural fit with our team. An investment from an institutional investor like Patriot affirms our strong belief in the Company’s direction and mission.”

“I am pleased and honored to be joining the other directors on the board of Midland. Midland’s management has done a great job of building a unique franchise, and I look forward to doing what I can to assist and execute on their future growth strategies,” said Mr. Deutsch.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of December 31, 2025, the Company had total assets of approximately $6.51 billion, and its Wealth Management Group had assets under administration of approximately $4.48 billion. The Company provides a full range of commercial and consumer banking products and services, merchant credit card services, trust and investment management, insurance and financial planning services. For additional information, visit midlandsb.com or follow Midland States Bank on LinkedIn.

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CONTACTS:

Eric T. Lemke, Chief Financial Officer, at elemke@midlandsb.com or (217) 342-7321